Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
February 17, 2005	Ginny Dunn
9:00 a.m.	EntreMed, Inc.
Associate Director
Corporate Communications &
Investor Relations
240-864-2643

ENTREMED APPOINTS PHARMACEUTICAL EXECUTIVE
TO SENIOR MANAGEMENT TEAM

Marc Corrado to Lead Corporate Development

     ROCKVILLE, MD – February 17, 2005 – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today announced that Marc Corrado, J.D., M.B.A., has been appointed Vice President, Corporate Development. Mr. Corrado will become a member of EntreMed’s senior management team, reporting to James S. Burns, President and CEO.

     Mr. Corrado brings to EntreMed extensive experience in pharmaceutical mergers and acquisitions, licensing, co-development and co-commercialization collaborations, particularly in the fields of oncology and inflammation. Prior to joining EntreMed, Mr. Corrado served as Senior Director, Mergers & Acquisitions for Aventis S.A., a $21 billion pharmaceutical company, which merged recently with Sanofi to form Sanofi-Aventis. During his tenure with Aventis, he also served as Director, Oncology New Product Commercialization and as Director, Global Business Development.

     While at Aventis, Mr. Corrado led the negotiations resulting in the $480 million alliance with Genta for worldwide development and commercialization of Genasense™, a clinical-stage anticancer drug that induces programmed cell death (apoptosis). Prior to joining Aventis in 2000, Mr. Corrado served within Worldwide Business Development and Licensing in Paris, France, attaining increasing levels of responsibility. Mr. Corrado received his J.D. degree from the American University, Washington, D.C. and his M.B.A. degree from INSEAD, France.

     James S. Burns, EntreMed’s President and CEO commented on Marc’s appointment, “I am thrilled to have Marc join our team. His background and experience will help us achieve our goal of building a leading franchise in multi-mechanism drugs to treat cancer and inflammatory diseases. While we will continue to invest in our existing pipeline, we intend to build on our portfolio through the acquisition of complementary technology, products and companies. As we move our product candidates through clinical development, Marc’s experience in co-development transactions and alliance management will also be a tremendous asset to the Company. Adding a seasoned pharmaceutical professional to help us attain our goals is a logical transition for our senior management team.”

     Mr. Corrado commented on his appointment at EntreMed, “I am excited about becoming a member of EntreMed’s senior management team. EntreMed’s technology, robust pipeline and strategic plan provide the foundation for a sustainable business in cancer and antiinflammatory drugs. Oncology has become my area of focus and I look forward to putting my knowledge and business development experience to work in building EntreMed.”

About EntreMed

EntreMed, Inc. (Nasdaq: ENMD) is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem® (2-Methoxyestradiol or 2ME2), the Company’s lead drug candidate, is currently in clinical trials for advanced cancer, as well as in preclinical development for indications outside of oncology. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases. The Company’s expertise has also led to the discovery of new molecules, including analogs of 2ME2, peptides of tissue factor pathway inhibitor (TFPI), and inhibitors of fibroblast growth factor-2 (FGF-2) and proteinase activated receptor-2 (PAR-2). EntreMed is developing these potential drug candidates for either in-house advancement or external partnering. Additional information about EntreMed is available on the Company’s website at www.entremed.com and in various filings with the Securities and Exchange Commission. Panzem® NCD is in clinical trials and has not been approved by the Food and Drug Administration.

Forward Looking Statements

This release contains, and other statements that EntreMed may make may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are typically identified by words or phrases such as “believe,” “feel,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “target,” “assume,” “goal,” “objective,” “plan,” “remain,” “seek,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and EntreMed assumes no duty to update forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in EntreMed’s Securities and Exchange Commission filings under “Risk Factors,” including risks relating to EntreMed’s need for additional capital and the uncertainty of additional funding; the early-stage products under development; uncertainties relating to clinical trials; our success in the further clinical development of Panzem® NCD, dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

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